Exhibit 99.1

Investor Contact:

Christopher Taylor

781-398-2466

Media Contact:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals and Pfizer, S.A. de C.V. Announce

Approval of FACTIVE Tablets in Mexico

— FACTIVE-5 now approved for use in respiratory tract infections —

Waltham, MA and Mexico City, Mexico, August 1, 2006 – FACTIVE® (gemifloxacin mesylate) tablets, Oscient Pharmaceuticals Corporation’s (Nasdaq: OSCI) lead antibiotic product, has been approved by the Ministry of Health in Mexico to be marketed as FACTIVE®-5 for the five-day treatment of community-acquired pneumonia (CAP), acute bacterial exacerbations of chronic bronchitis (AECB) and acute bacterial sinusitis (ABS). Pfizer, S.A. de C.V. (Pfizer Mexico), the largest pharmaceutical company in Mexico, sublicensed the rights to develop and commercialize FACTIVE in that country in February of this year.

“The approval of FACTIVE-5 in Mexico for these indications is a significant milestone for our company’s antibiotic business,” stated Jorge Bracero, Regional President & General Manager, Northern Latin America, Pfizer. “We expect to launch FACTIVE-5, the most potent member of the fluoroquinolone class in vitro, into the over $900 million antibiotic market in Mexico in the coming weeks. We believe that FACTIVE-5 offers an important therapeutic alternative for physicians and patients in Mexico.”

“Pfizer Mexico’s ability to secure approval for FACTIVE-5 in Mexico is further evidence of the need for new, more potent antibiotics to treat respiratory tract infections with short courses of therapy,” stated Steven M. Rauscher, President and Chief Executive Officer of Oscient Pharmaceuticals. “The swift progress of Pfizer Mexico confirms our strategy to sublicense FACTIVE to leading pharmaceutical companies in our licensed territories outside the United States. We are actively pursuing similar partnerships in Canada and Europe.”

Pfizer Mexico prepared the regulatory filing based on the drug’s extensive clinical trial dossier and expects to launch the drug for CAP, AECB and ABS with three national field sales forces and one specialty field sales force in the coming weeks. The regulatory approval of FACTIVE-5 resulted in an undisclosed milestone payment to Oscient from Pfizer Mexico. In addition, Oscient will receive royalties on future sales of FACTIVE-5 in Mexico.

FACTIVE is currently approved in the U.S. for the five-day treatment of AECB and the seven-day treatment of mild to moderate CAP. FACTIVE is also approved in Canada for the five-day treatment of AECB.

About Pfizer Mexico

Pfizer Mexico is a wholly-owned subsidiary of Pfizer Inc. Pfizer discovers, develops, manufactures, and markets leading medicines for humans and animals. Our innovative, value-added products improve the quality of life of people around the world and help them enjoy longer, healthier, and more productive lives. Our products are available in more than 150 countries.

-more-

FACTIVE-5 in Mexico

August 1, 2006

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a biopharmaceutical company committed to the clinical development and commercialization of novel therapeutics to address unmet medical needs. The Company is marketing FACTIVE® (gemifloxacin mesylate) tablets, approved by the FDA for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. U.S. healthcare providers should see the full prescribing information available at www.factive.com. In addition to the oral tablet form, Oscient is developing an investigational FACTIVE intravenous formulation for use in hospitalized patients. The Company is also promoting Auxilium Pharmaceuticals’ TESTIM® 1% testosterone gel to primary care physicians in the U.S. Oscient has a novel antibiotic candidate, Ramoplanin, in advanced clinical development for the treatment of Clostridium difficile-associated disease (CDAD).

In July of this year, Oscient entered into an agreement to acquire the U.S. rights to the cardiovascular drug ANTARA® 130mg (fenofibrate) capsules. The transaction is subject to a number of closing conditions, including the expiration or termination of the Hart-Scott-Rodino waiting period and securing consents from certain third parties.

Forward-Looking Statement for Oscient Pharmaceuticals

This news release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including (i) statements regarding the timing of the expected launch and commercialization of FACTIVE-5 in Mexico and (ii) the Company’s strategy to sublicense FACTIVE, including seeking partnerships in Canada and certain European countries. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to, (i) whether we will be able to expand the indications for which FACTIVE is approved, (ii) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates, (iii) the delay or inability to find sublicensing partners for FACTIVE or to negotiate favorable sublicensing terms and (iv) our inability or our partners’ inability to successfully commercialize FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2006 and in other filings that we may make with the Securities and Exchange Commission from time to time.

###